FOR IMMEDIATE RELEASE

CatchMark Reports Negligible Impacts from Recent Hurricanes
ATLANTA – October 18, 2018 – CatchMark Timber Trust, Inc. (NYSE: CTT) today provided an assessment of impacts on operations following Hurricane Michael, which affected regions across Georgia and South Carolina in the U.S. South Timber Basket.
Of the company’s more than 340,000 acres located in the two states, only 500 acres suffered blowdown damage from heavy winds.
Todd Reitz, CatchMark’s Senior Vice President for Forest Resources, said: “We were extremely fortunate in experiencing negligible damage from recent storms in the region. The timber in our affected acreage will be salvaged immediately, and those operations have begun and will be completed during the fourth quarter. Our thoughts and concerns are extended to everyone who has suffered at the hands of Hurricanes Michael and Florence as well as to all first responders and volunteers who are assisting in the ongoing recovery throughout the area.”
The Georgia Department of Agriculture has reported that timber damage, related to Hurricane Michael, in the state totaled an estimated $1 billion from the destruction of about one million acres.

About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded timberland REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests, and well-timed real estate sales. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in approximately 1.6 million acres* of timberlands located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of July 6, 2018

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Contacts
Investors:                Media:
Brian Davis                Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794            (203) 268-0158
info@catchmark.com            marybeth@millerryanllc.com

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